BUSINESS DEVELOPMENT SERVICE AGREEMENT

This Agreement is made effective as of August 11, 2014 by and between:

JAGPAL HOLDINGS INC, a company organized and existing under the laws of Belize, with its principal place of business located at 1 Mapp Street, Belize City, Belize represented by Mr. Amandip Jagpal, acting as President (the “Provider”)

AND

ImmunoClin Corporation, a company organized and existing under the laws of the State of Nevada, with its principal place of business located at 1800 Wyoming Avenue, NW, 3rd Floor, Washington, DC 20009 USA, represented by Dr. Dorothy Bray, acting as Director, President and CEO (the “Recipient”)

            Together, Provider and Recipient are the Parties or individually, a Party.

WHEREAS

(A) The Recipient requires certain business development services that Provider can provide; and

(B) The Provider is willing to provide such services in return for appropriate compensation.

NOW, THEREFORE, the Parties agree as follows:

1.      Business Development Services

1.1.   Business Development Services. During the term of this Agreement, the Provider will provide business development services for Canada and Asia (“Services”) on a non-exclusive to the Recipient, and such other services from time to time as agreed between the Parties.

1.2.   Defined.  Business Development Services shall include but not be limited to the identification of investment partners in the said territories, introduction to and assessment of distributions partners for the Recipient’s products plus potential investment/in-licensing opportunities for novel technologies from academic and business partners in the areas of infectious diseases, personalized medicine and food/nutraceutical products as well as identifying suppliers of ingredients for the Recipient’s products.

1.3.   Compensation. As compensation for the provision of the Services (defined as the date of signing this Agreement plus five (5) years, the Recipient shall pay the Provider one million three hundred thousand (1,300,000) newly issued free-trading common shares of Recipient common stock (the “Shares”), par value $0.001 per share, which shall be fully paid for and earned on the signing of this Agreement (value of such Shares as of August 11, 2014 is five million two hundred thousand USD ($5,200,000)).  These Shares shall be issued through a debt settlement agreement at the preferential conversion rate of $0.001 per share for the settlement of one thousand three hundred USD ($1,300) of pre-existing promissory note debt in the Recipient.

1.4.   Bonuses.  Subject to the Recipient's Board of Director’s review of the Provider’s performance, the Recipient is willing to consider providing bonus payments during the term of this Agreement.

2.      Costs and Expenses

2.1.   The Provider’s Expenses. All expenses incurred by the Provider in operating its business shall be borne by the Provider.

2.2.   The Recipient’s Expenses. The Recipient shall be responsible for all expenses incurred in operating its business.

3.      Confidential Information

Each Party shall retain in confidence and shall not disclose to any other Person any information furnished by the other Party on a confidential basis under or in connection with the business of that other Party without prior written consent.  The Provider agrees to sign a full NDA (including typical non-disclosure, confidentiality, and non-circumvention provisions) provided by the Recipient prior to commencement of Services under this Agreement.

4.      The Provider’s Best Efforts

The Provider will use its best efforts, skill and experience in rendering the Services described in Section 1.1. However, in the absence of fraud or gross negligence on the part of the Provider or any of its officers or employees, neither the Provider nor any of its officers or employees shall be responsible for, and the Recipient will hold the Provider and such persons harmless against, any and all claims or charges (and the cost and expense of defending against them) relating to the performance of the Services hereunder.

5.      Term

This Agreement shall continue in full force and effect for a period of five (5) years unless one Party notifies the other Party, in writing, of its intent to terminate the Agreement, pursuant to the notice and termination requirements of Sections 6 and 7, below.

6.      Termination

6.1.   By the Provider. The Provider may, at its sole option, terminate this Agreement by giving written notice of termination to the Recipient at least ninety (90) days prior to the date of such termination, but only in the event of occurrence of one or more of the following events:

a)      If by reason of any applicable legislation or act of the governments of the countries of either Party, the performance of any material obligations under this Agreement, the Services hereunder or the remittance of any money payable hereunder is prohibited; or

b)      If for any reason other than the default of the Provider, the Recipient fails or is unable to perform any of its material obligations under this Agreement, and such default continues for ninety (90) days or more after written demand for performance given to the Recipient by a person authorized to give such demand by the Board of Directors of the Provider.

6.2.   By the Recipient. The Recipient may, at its option, by resolution of its Board of Directors, terminate this Agreement in the event that the Provider fails to perform any of its material obligations hereunder and such default continues for a period of ninety (90) days after written demand for performance given to the Provider by a person authorized to give such demand by the Board of Directors of the Recipient.  Should the Recipient initiate termination, all Shares shall be deemed fully earned by the Provider with no revocation or cancellation rights in regards to the Shares.

7.      Notice

Any notices required or allowed hereunder shall be in writing and given by registered air mail letter or by email to the Parties at the following addresses or to such other address as may be furnished by one Party to the other:

PROVIDER:

JAGPAL HOLDINGS INC.

Attn: Amandip Jagpal

Suite 900 – 555 Burrard St.

Vancouver, BC V7X 1M8

CANADA

RECIPIENT:

ImmunoClin Corporation

Attn:  Chad S. Johnson, Esq.

1800 Wyoming Avenue, NW

3rd Floor

Washington, DC 20009

USA

8.      Independent Contractors

This Agreement does not create a principal or agent, employer or employee partnership, joint venture, or any other relationship except that of independent contractors between the Parties. Nothing contained herein shall be construed to create or imply a joint venture, principal and agent, employer or employee, partnership, or any other relationship except that of independent contractors between the Parties, and neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

9.      Assignment

This Agreement may not be transferred or assigned by either Party without the prior written consent of the other Party.

10.  Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Provider and the Recipient with respect to the subject matter of this Agreement.

11.  Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the United States of America and the venue for any dispute or claim arising out of this Agreement shall be governed by the laws of the State of Nevada without regard to conflicts of law.

12.  Counterpart

This Agreement is made in duplicate, each of which shall be an original and held by each Party, but all counterparts shall together constitute one and the same instrument.  Electronic and/or digital communications and signatures are expressly permitted.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above-mentioned.

RECIPIENT:

IMMUNOCLIN CORPORATION

Per: /s/ Dr. Dorothy Bray

______________________________________

Dorothy H. Bray, Ph.D., Director, President & CEO

Per: /s/ Chad S. Johnson

___________________________________________

Chad S. Johnson, Esq., Director, COO & General Counsel

PROVIDER:

JAGPAL HOLDINGS INC.

Per: /s/ Amandip Jagpal

_______________________________

Amandip Jagpal, President